UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2010

FIRST DEFIANCE FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

OHIO	0-26850	34-1803915
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer I.D. No.)

601 Clinton Street, Defiance, Ohio 43512

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (419) 782-5015

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) At the 2010 Annual Meeting of Shareholders of First Defiance Financial Corp. (“First Defiance”) held on April 20, 2010, First Defiance’s shareholders approved the First Defiance Financial Corp. 2010 Equity Incentive Plan (the “2010 Plan”). The 2010 Plan replaces the First Defiance Financial Corp. 2005 Stock Option and Incentive Plan (the “Prior Plan”), which was set to expire on April 19, 2015. All awards outstanding under the Prior Plan will remain in effect in accordance with their respective terms.

A total of 350,000 shares of common stock may be issued pursuant to the grant of awards under the 2010 Plan using treasury shares, authorized but unissued shares or shares purchased by First Defiance on the open market. The 2010 Plan will terminate on April 20, 2020, unless earlier terminated in accordance with the terms of the 2010 Plan.

The 2010 Plan provides for the award of nonqualified stock options, incentive stock options, stock appreciation rights, restricted common shares, other stock-based awards, and performance-based awards to directors and employees, including officers, of First Defiance. The selection of employees for awards and the timing, terms and conditions of such awards are subject to the discretion of the Compensation Committee of First Defiance.

The 2010 Plan may be terminated, suspended or amended by the Board of Directors of First Defiance or the Compensation Committee without shareholder approval unless the amendment materially increases the benefits accruing to participants, materially increases the aggregate number of common shares authorized for grant under the 2010 Plan, materially modifies the eligibility requirements for participation or is required to satisfy certain securities laws or regulations, the Internal Revenue Code, or the rules of the applicable securities exchange, market or quotation system.

A description of the material terms of the 2010 Plan was included in First Defiance’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on March 19, 2010. The 2010 Plan was filed as Annex A to thereto, and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST DEFIANCE FINANCIAL CORP.

By:	/s/ Donald P. Hileman
Donald P. Hileman, Chief Financial Officer

Date: May 5, 2010

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